Exhibit 99.1

SOUTHWEST CASINO CORPORATION 50% JOINT VENTURE GRANTED

LICENSE TO BUILD RACETRACK IN MINNESOTA

MINNEAPOLIS, MN – January 20, 2005 – Southwest Casino Corporation (OTCBB: SWCC) today announced that on January 19th the Minnesota Racing Commission granted North Metro Harness Initiative, LLC’s application to construct and operate a harness racetrack in Columbus Township, Anoka County, MN.  Southwest Casino Corporation’s wholly owned subsidiary, Southwest Casino and Hotel Corp., is a Managing Member and owns a 50% membership interest in North Metro.

Anoka County is approximately 30 miles north of downtown Minneapolis and 40 miles from the Mall of America.  North Metro plans to build the facility on a 165-acre site currently under option.  The track would be the second of only two racetracks permitted by law in the seven-county Twin Cities metropolitan area.  Minnesota law permits licensed racetracks to operate a card room with up to 50 tables offering “non-banking” games (those in which the players play only against each other instead of against the house), subject to completion of the racetrack’s first 50-day live race meet and regulatory approval of a card room plan of operation.  Accordingly, North Metro intends to commence card room operations at the earliest practicable date.

Commenting on the granting of the license, Tom Fox, President of Southwest Casino Corporation, said, “We are pleased with the Racing Commission’s decision and look forward to developing a quality venue for harness racing in the Twin Cities Metropolitan Area.  We believe this facility will be a regional attraction that will benefit Minnesota’s entire horse industry and overall purse payments to horsemen by increasing public awareness and participation in horse racing.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding the Company’s beliefs about the Company’s and North Metro Harness Initiative, LLC’s business prospects and future results of operations.  These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include but are not limited to zoning, closing on the real property for the site, which is currently under option (including the ability of sellers to convey clear title), feasibility studies, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, construction delays and other risks associated with building a racing operation, delays caused by any legal challenges raised by the project’s opponents, regulatory approval of a card club plan of operation, and other factors described in the Company’s periodic reports field with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	James B. Druck
Chief Executive Officer
Southwest Casino Corporation
Telephone: 952-853-9990